Exhibit 99.(h)(4)

FORM OF INITIAL SHARE PURCHASE AGREEMENT

This Agreement is made as of the [•] day of March, 2008 between PowerShares Capital Management LLC (the “Purchaser”), a Delaware limited liability company, and PowerShares Actively Managed Exchange-Traded Fund Trust, a Delaware statutory trust (the “Trust”). A copy of the Certificate of Incorporation is on file with Secretary of the State of Delaware and notice is hereby given that this Agreement is executed on behalf of the Sole Trustee of the Trust as a Trustee and not individually, and that the obligations of this agreement are not binding upon any of the Sole Trustee, officers or shareholders of the Trust individually, but are binding only upon the assets and property of the Trust.

WHEREAS, the Trust wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Trust, 1,000 common shares of beneficial interest (“Shares”) of each of the PowerShares Active Multi-Cap Fund, PowerShares Active Low Duration Fund, PowerShares Active Mega Cap Fund and PowerShares Active AlphaQ Fund at $25 per Share for an aggregate purchase price of $100,000 in cash, all such Shares to be validly issued, fully paid and non-assessable upon issuance of such shares and receipt by the Trust of said payment; and

WHEREAS, the Purchaser is purchasing the Shares for the purpose of providing the initial capitalization of the Trust as required by the Investment Company Act of 1940, as amended;

NOW, THEREFORE, the parties hereto agree as follows:

1.             Simultaneously with the execution of this Agreement, the Purchaser is delivering to the Trust $100,000 in full payment for the Shares.

2.             The Purchaser agrees that it is purchasing the Shares for investment and has no present intention of redeeming or reselling the Shares.

Executed as of the date first set forth above.

PowerShares Capital Management LLC

Name: H. Bruce Bond
Title: Managing Director

PowerShares Actively Managed Exchange- Traded Fund Trust

Name: H. Bruce Bond
Title: President